Exhibit 10.41

AGREEMENT OF LEASE entered into at the City of Montreal, Province of Quebec, this 22nd day of July, 2013.

BETWEEN:                                                                         S. ROSSY INVESTMENTS INC. a corporation duly incorporated according to law, having offices at 5690 Royalmount Avenue, Town of Mount Royal, Quebec (H4P 1K4), herein acting and represented by Mr. Larry Rossy, its President, duly authorized as he so declares,

(hereinafter called the “Landlord”);

AND:                                                                                                                 DAVIDsTEA INC, a corporation duly incorporated according to law, having its head office at                                                     , Quebec (        ), herein acting and represented by                                               ,                          .duly authorized as he so declares,,

(hereinafter called the “Tenant”);

ARTICLE 1
BASIC TERMS, SCHEDULES, DEFINITIONS

1.1                               BASIC TERMS

1.1.1	Landlord:

	(a) Landlord Name	S. ROSSY INVESTMENTS INC.

	(b) Landlord Address:	5690 Royalmount Avenue Mont-Royal, Quebec H4P 1K4

1.1.2	Tenant:

	(a) Tenant Name:	DAVIDsTEA Inc.

	(b) Tenant Address:	4915 Rue Pare, Montréal, Quebec H4P 2B2

1.1.3	Address of Premises:	5430 Ferrier Street, Montreal, Quebec

1.1.4	Floor Area:	Approximately, 22,000 square feet shown outlined in purple on the Plan attached hereto as Schedule “B”

1.1.5	Term:

	(a) Initial Term:	Commencing July 29th, 2013 and

expiring on October 31st, 2018
	(b) Commencement Date of the Term:	July 29th, 2013

	(c) Rent Commencement Date:	November 1st, 2013

1.1.6	Basic Rent:

	Period	Basic Rent Per Year

	November 1, 2013 to October 31, 2016:	$8.50 per square feet/ Floor Area/annum

	From November 1, 2016 to and including October 31. 2018:	$8.75 per square feet/Floor Area/ annum

1.1.7	Free Rent Period:	July 29th, 2013 to October 31st, 2013. Lessee shall only be responsible for its consumption of utilities during the Free Rent period.

1.1.8	Use of Premises:	As per Section 10.2.

1.1.9	Delivery Date:	July 29th, 2013

The foregoing Basic Terms are agreed to by the parties and each reference in this Lease to any of the Basic Terms will be construed to include the foregoing provisions and all of the additional applicable Sections of this Lease where such Basic Terms are more fully set forth.

1.2                               SCHEDULES

The following schedules to this Lease are deemed incorporated in and part of this Lease:

Schedule “A”: DESCRIPTION OF THE BUILDING

Schedule “B”: FLOOR PLAN

Schedule “C”: DEFINITIONS

Schedule “D”: RULES AND REGULATIONS

Schedule “E”: DESCRIPTION OF LANDLORD’S WORK AND TENANT’S WORK

1.3                               DEFINITIONS

Unless otherwise defined in this Lease, the words, phrases and expressions set out in Schedule “C” will have attributed to them the meanings set out in Schedule “C”.

ARTICLE 2
GRANT OF LEASE

2.1                               LEASE

The Landlord hereby leases to the Tenant, hereby accepting, for the Term and upon and subject to the terms and conditions in this Lease, the Premises, located in the Building described in Schedule “A” attached hereto.

ARTICLE 3
TERM, COMMENCEMENT

3.1                               TERM

The Initial Term of this Lease will be for the period set out in Paragraph 1.1.5(a). beginning on the Commencement Date of the Term.

3.2                               LANDLORD’S WORK, PLAN APPROVALS AND TENANT’S WORK

The Landlord will have no work to perform other than that which may be set out in Schedule “E”. The Premises shall be taken by the Tenant on the Commencement Date “as is. where is”, the Tenant having seen them and being satisfied therewith, the whole subject to Section 10.11 of this Lease. All the work or improvement to be performed in or to the Premises, including all work required for the proper operation of Tenant’s use of the Premises, including without limitation, all interior finishes, floor and wall coverings, partitions, trade fixtures, equipment, etc. constitute the Tenant’s Work and shall be at the sole expense of the Tenant. Furthermore, the Tenant shall, at its sole cost, complete, fixture and prepare the Premises for the opening for business.

3.3                               OPTION TO RENEW

The Landlord covenants with the Tenant that provided the Tenant and has not been in chronic material default throughout the Term and the Tenant is not then in default under the terms of the Lease, the Landlord, at the expiration of the Initial Term, and upon the Tenant’s written request, mailed by registered post, return receipt requested, to, or delivered to, the Landlord and received by the Landlord at least six (6) months prior to the expiration of the Initial Term shall grant to the Tenant an extension of the Initial Term on an “as is” basis for a further term of five (5) years (the “First Extended Term”) subject to the same terms and conditions as those contained in this Lease, except as to a further right to extend the term and except as to Basic Rent, which Basic Rent shall be as follows: (i) for the first three years of the First Extended Term at $9.25 per square feet/Floor Area annum; and (ii) for the last two years of the First Extended Term at $9.50 per square feet/Floor Area annum.

ARTICLE 4
RENT

4 1                               BASIC RENT

The Tenant will pay to the Landlord in and for each Year, Basic Rent in the yearly amounts set out in Subsection 1.1.6, by equal and consecutive monthly instalments in advance on the first day of each month, commencing on the Rent Commencement Date. For greater certainty, no Basic Rent or Additional Rent shall be payable during the Free Rent Period.

4.2                               INTENTIONALLY DELETED

4.3                               PAYMENT OF BASIC RENT

The first monthly instalment of Basic Rent, or the appropriate portion calculated in accordance with Section 4.4, will be calculated as of the Rent Commencement Date and paid on the Rent Commencement Date of the Term, and subsequent instalments of Basic Rent will be paid in advance on the first day of every succeeding month during the Term.

4.4                               PRO RATA ADJUSTMENT OF RENT

Except as otherwise provided herein, all Rent will accrue from day to day, and if for any reason it will become necessary to calculate Rent for irregular periods of less than one year or one month, an appropriate pro rata adjustment will be made on a daily basis in order to compute the rent for such irregular period.

4.5                               GENERAL PROVISIONS CONCERNING PAYMENT OF RENT GENERALLY

Except as otherwise provided herein, all payments by the Tenant to the Landlord under this Lease will be:

4.5.1                                   paid by the Tenant in lawful currency of Canada to the Landlord or such other person or legal entity as the Landlord may from time to time designate;

4.5.2                                   paid when due hereunder, without prior demand therefor, at the address of the Landlord set out on page one or such other place as the Landlord may designate from time to time to the Tenant and if not paid when due, will bear interest at the Interest Rate from the due date until payment in full with overdue interest payable at the same rate;

4.5.3                                   applied towards amounts then outstanding hereunder, in such manner as the Landlord directs;

4.5.4                                   payable without compensation, reduction, set-off, abatement, diminution or deduction subject to the terms and conditions provided herein;

4.5.5                                   subject to all applicable taxes.

4.6                               SALES TAXES

If any business transfer tax, value added tax, multi-stage sales tax, or any like tax is in force or is imposed on the Landlord by any governmental authority on any rent, whether Basic Rent or Additional rent, payable by the Tenant under this Lease, the Tenant shall reimburse the Landlord for the amount of such tax forthwith upon demand, or at any time designated from time to time by the Landlord, as Additional Rent.

ARTICLE 5
ADDITIONAL RENT

5.1                               INTENT

The Tenant will pay for its own account all costs, expenses, rates, taxes, disbursements and charges of any nature in any way relating to the Premises, its content and the business of the Tenant, except if otherwise expressly provided in this Lease and, subject to the terms hereof, the Landlord will not be responsible for any costs, fee, expense, disbursement or charges in respect of the Premises and/or the business to be operated from the Premises. The Tenant shall pay its Proportionate Share of the increases in Operating Costs and Taxes as compared to the Base Year.

5.2                               INTENTIONALLY DELETED

5.3                               ADDITIONAL RENT

The Tenant will pay to the Landlord as Additional Rent, without duplication:

5.3.1                                   Tenant’s Proportionate Share of the increase, if any, in Property Taxes calculated in accordance with Article 6;

5.3.2                                   Tenant’s Proportionate Share of the increase, if any, in Operating Costs calculated in accordance with Article 7; and

5.3.3                                   such other sums, amounts, costs, charges, or increases therein as are required to be paid by the Tenant to the Landlord pursuant to this Lease in addition to Basic Rent.

5.4                               ESTIMATE OF ADDITIONAL RENT

The Landlord may, in respect of Additional Rent, compute bona fide reasonable estimates of the amounts anticipated to accrue in the next following Lease Year, Year, calendar year or fiscal year, or portion thereof, as the Landlord may determine is the most appropriate period for calculation of Additional Rent. The Landlord will provide the Tenant with written notice of the amount of any such estimate, as well as of the Tenant’s estimated share, prior or as soon as reasonably practical after the commencement of such

Lease Year, Year, calendar year or fiscal year, or portion thereof, as the case may be. Any such estimate may be re-estimated from time to time, if need be.

5.5                               PAYMENT OF ADDITIONAL RENT

With respect to any Additional Rent which the Landlord elects to estimate from time to time pursuant to Section 5.4, after receipt of the written notice of the estimated amount of the Tenant’s share thereof, the Tenant will pay to the Landlord such estimated share, in equal consecutive monthly instalments with the monthly instalments of Basic Rent when due, pursuant to Section 4.3. With respect to any Additional Rent which the Landlord has not elected to estimate from time to time pursuant to Section 5.4, the Tenant will pay to the Landlord the amount of the Tenant’s share of such Additional Rent, determined pursuant to this Lease, within thirty (30) days after receipt of an invoice therefor.

5.6                               RECONCILIATION OF ADDITIONAL RENT

Within one hundred and twenty (120) days after the end of each Lease Year, Year, calendar year or fiscal year, or portion thereof, as the case may be, for which the Landlord has estimated Additional Rent pursuant to Section 5.4, the Landlord will compute the actual amount of such Additional Rent, as well as the Tenant’s proper share thereof pursuant to the applicable provisions of this Lease, and provide to the Tenant a detailed statement of such Additional Rent and the Tenant’s share for such period or portion thereof. If the Tenant’s proper share of the actual Additional Rent, as set out in any such statement, is greater or less than the total instalments paid pursuant to Section 5.5 in respect of such earlier estimated Additional Rent, the Tenant will pay to the Landlord or the Landlord will pay to the Tenant, as the case may be, the excess within fifteen (15) days of the receipt of any such statement. Landlord will upon Tenant’s reasonable requests provide reasonable explanations and justifications relating to the Additional Rent and Landlord’s calculation thereof.

The Landlord shall make available to the Tenant all substantiating documentation necessary to verify the above mentioned statement setting out the actual Additional Rent.

In the event of disagreement as to the Additional Rent, the matter will be submitted to and resolved by arbitration in accordance with the Code of Civil Procedure of Quebec. In the event that arbitration is required, the parties shall each appoint a qualified chartered accountant experienced in the determination of additional rent pursuant to semi-gross leases (Base plus escalation on Taxes and Operating Costs) for premises situated in Quebec, similar to the Premises. A third arbitrator shall be appointed by both arbitrators appointed by the parties and must also be qualified in accordance with the abovementioned criteria. Pending agreement. Tenant shall continue to pay the Additional Rent for the immediately preceding Lease Year and upon agreement or determination by arbitration, the Tenant shall commence to pay the new Additional Rent retroactive to the beginning of the Lease Year or period in question and any underpayments will be adjusted retroactive to commencement of that Lease Year or period in question the whole as provided above. Any expenses of arbitration shall be borne equally by Landlord and Tenant.

5.7                               PRO RATA ADJUSTMENT OF ADDITIONAL RENT

If this Lease commences, expires or is terminated before the end of the period for which any item of Additional Rent would otherwise be payable, the amount payable by the Tenant will be apportioned and adjusted in accordance with Section 4.4.

5.8                               REVIEW OF ADDITIONAL RENT

Save and except in the case of any fraudulent act on the part of a party hereto or of those for whom such party is in law responsible for, no party may claim a re-adjustment in respect of any Additional Rent whether paid or payable in instalments or otherwise, if based on any error of estimation, allocation, calculation or computation, unless claimed in writing within twelve (12) months after the end of the twelve (12) month period during which such Additional Rent accrued.

ARTICLE 6
TAXES

6.1                               TENANT’S TAXES

The Tenant will pay promptly when due all taxes, rates, duties and fees assessed or levied by any competent authority in relation to any business or other activity carried on within or in connection with the Premises. Should the mode of collection of any such amounts be modified to make the Landlord liable therefor, the Tenant shall reimburse the Landlord as additional rent, the amount attributable to the Tenant and/or the Premises.

6.2                               BUILDING TAXES

During the Term or holding over period at the expiration of the Term, the Tenant shall pay to the Landlord its Proportionate Share of the increase, if any, in Property Taxes pertaining to the Building over the Base Year Property Taxes. The Landlord will pay and provide the Tenant annually with evidence of payment, including a copy of the appropriate invoice for Property Taxes affecting the Building upon request.

For the first twelve months of the Initial Term as of the Commencement Date (the “Base Year”), the Tenant will pay not pay or contribute to Property Taxes, it being understood that Tenant’s Proportionate Share of Property Taxes for the Base Year, are included in the Basic Rent. Thereafter, as of the first anniversary of the Commencement Date and yearly thereafter on each anniversary of the Commencement Date, the Tenant shall pay, as Additional Rent, the Tenant’s Proportionate Share of the increase, if any, in Tenant’s Proportionate Share Property Taxes for each subsequent year of the Term over the Base Year Property Taxes.

6.3                               FAILURE TO PAY TAXES

If the Tenant fails to comply with any payment required by the Tenant pursuant to Section 6.1, subject to rectification of such default within the period set out in Subsection

16.1.1, and without prejudice to the Landlord’s other rights, the Landlord may pay all or part of such required payments pursuant to Section 16.2.

6.4                               SURTAXES

The parties hereto acknowledge and agree that reimbursements, credits or reductions on account of real estate taxes on non-residential immovables or surtaxes for vacant premises or resulting from reductions of such taxes attributable to vacant space in the Building shall not be deducted or otherwise reduce the real estate taxes payable by the Tenant and an amount equivalent to the amount of any credits or reductions of such taxes for vacant premises or attributable to there being vacant space in the Building shall be included in the taxes to which Tenant contributes as if such credits or reductions had not been granted. It is the intention of the parties hereto that such reimbursements, credits and reductions shall be for the sole benefit of the Landlord.

ARTICLE 7
OPERATING COSTS

7.1                               PAYMENT OF OPERATING COSTS

The Tenant will pay to the Landlord as Additional Rent the Tenant’s Proportionate Share of the increase, if any, of Operating Costs over the Base Year Operating Costs, subject to and in accordance with Sections 5.3 to 5.8 inclusive.

Notwithstanding the aforesaid provisions with respect to Operating Costs, or anything in this Lease to the contrary, it is the intention of the parties hereto that the Tenant shall at its own direct cost, operate and see to the maintenance, repair and/or replacement of the Premises and any and all parts thereof, in a first class manner, as would a prudent owner save and except for Structural Repairs and replacements of a capital nature, and save and except for any repairs or replacement related to defects, to the Building, the Premises or the systems of the Building and/or the Premises regarding which the parties have agreed as follows. The Landlord shall solely be responsible during the Term to make and proceed in as would a prudent owner any required Structural Repairs other than any Structural Repairs necessary as a result of the acts, omissions, fault and/or negligence of the Tenant or those for whom the Tenant is responsible in law, or failure by Tenant to operate, maintain and repair as set out in this Lease, in which case the Structural Repairs shall be made by Landlord at Tenant’s expense and the Tenant shall immediately upon demand, reimburse Landlord in full for the cost of such Structural Repairs plus an administration fee equal to fifteen percent (15%) of such costs. Regarding any replacements of a capital nature to the Building, the Premises or the systems of the Building and/or the Premises, the Landlord shall see to the replacements and the cost thereof shall be included in Operating Costs save as otherwise set forth herein. In the event that the Tenant does not perform any functions mentioned hereinabove in the above mentioned manner or in a manner acceptable to Landlord within the notice and cure periods provided in this Lease, the Landlord shall have the right but not the obligation, to perform such functions on notice to the Tenant and shall include the costs thereto its calculation of Operating Costs for recovery from the Tenant and the Tenant shall be required to pay its increase in such Operating Costs as hereinbefore set out. Nothing herein contained shall place a positive obligation on the Landlord to assume the responsibility of performing any item contained within the Operating Costs and in no event shall the Landlord incur any liability to the Tenant or any third party in relation thereto.

For the first twelve months of the Initial Term as of the Commencement Date (the “Base Year’’), the Tenant will pay not pay or contribute to Operating Costs, it being understood that Tenant’s Proportionate Share of Operating Costs for the Base Year, are included in the Basic Rent. Thereafter, as of the first anniversary of the Commencement Date and yearly thereafter on each anniversary of the Commencement Date, the Tenant shall pay, as Additional Rent, the Tenant’s Proportionate Share of the increase, if any, in Tenant’s Proportionate Share Operating Costs for each subsequent year of the Term over the Base Year Operating Costs.

ARTICLE 8
UTILITIES, HVAC COSTS

8.1                               TENANT’S UTILITIES

As of the date Tenant takes possession of the Premises, the Tenant will pay all rates, charges, costs and expenses assessed or levied by any supplier of utilities to the Premises. All expenses relating to the utilities will be assumed by the Tenant.

8.1.1                                   The Tenant will pay to the Landlord an amount (the “Charge”) which is the total, without duplication, of: (i) the costs incurred by the Landlord for water, fuel, power, telephone and other utilities (the “Utilities”) used in or for the Premises or allocated to them by the Landlord; and (ii) charges imposed in place of or in addition to Utilities as determined by the Landlord, acting reasonably. For greater certainty, the Charge shall not include any amounts which were invoiced directly to the Tenant by a service provider.

8.1.2                                   If the Landlord supplies Utilities: (i) the Tenant will pay the Landlord for them on demand, at reasonable rates; (ii) the Tenant will pay the Charge to the Landlord based on estimates of the Landlord but subject to adjustment within a reasonable time after the period for which the estimate has been made; and (iii) the Landlord is not liable for interruption or cessation of, or failure in the supply of Utilities, services or systems in, to or serving the Building or the Premises, whether they are supplied by the Landlord or others, save and except if same was caused or contributed to by the fault or negligence of the Landlord or those for whom it is responsible in law.

8.1.3                                   The Landlord will determine the Charge by allocating the Utilities for the Building among the Building’s components. In doing so, the Landlord may use as a basis, any of the following without limitation: (i) the relevant rates of demand and consumption of Utilities in the components mentioned above; (ii) check meters, if any,; and (iii) the connected loads. The Charge includes any Utilities consumed as a result of the installation of any re-heat coil or additional heating system in the Demised Premises.

8.2                               COST OF HVAC OPERATION

8.2.1                                   The Tenant will maintain, operate and repair the heating, ventilation and air-conditioning system serving the Premises as would a prudent owner operating similar premises. The Tenant will pay all costs (including without limitation, energy costs) to operate, maintain, and repair any such system but replacement shall be at the sole expense of the Landlord, except to the extent any such replacement is necessitated as a result of the act or omission of the Tenant or those for whom it is in law responsible.

8.2.2                                   Promptly after the Commencement Date, the Tenant will also take out and maintain at its expense a full-service preventive maintenance contract throughout the Term with a reputable HVAC contractor acceptable to the Landlord and exhibit proof thereof to the Landlord upon request.

8.3                               INTENTIONALLY DELETED

ARTICLE 9
INSURANCE

9.1                               TENANT’S INSURANCE

9.1.1                                   The Tenant will take out and keep in full force and effect with reputable insurers that are licensed to do business in the Province of Quebec during the Term and such other time as the Tenant occupies the Premises or any part thereof:

(a)                                 comprehensive general liability with respect to the business carried on, in or from the Premises and its use and occupancy of the Premises including, without limitation, personal injury liability, contractual liability, non-owned automobile liability and employer’s liability insurance, of not less than Five Million Dollars ($5,000,000.00), or such higher limits as the Landlord may from time to time require acting reasonably, for each occurrence in respect of any injury to, death of, or loss suffered by one or more persons;

(b)                                 plate glass insurance in an amount sufficient to replace all plate glass comprises in the Premises and in the doors and windows thereof;

(c)                                  “all risk” property’ insurance, including, without limitation, fire and theft, flood, earthquake, sewer back-up and for such other and further risks as the Landlord may require from time to time, on a replacement cost basis, of the Tenant’s inventory and stock-in-trade, Tenant’s Work as provided for in Schedule “E”, furniture and fixtures, and all alterations, decorations, additions and improvements installed or brought by the Tenant to the Premises and all property owned by the Tenant or for which the Tenant is legally liable;

(d)                                 the Tenant’s legal liability insurance with respect to the Premises in an amount equal to Five Million Dollars ($5,000,000.00) or in such higher limits as the Landlord may require from time to time acting reasonably and in accordance with industry norms;

(e)                                  broad form boiler and machinery insurance on a blanket repair and replacement basis of the property insured pursuant to Paragraph 9.1.1 (c) above;

(f)                                   Intentionally Deleted

(g)                                  any other type of insurance or any additional coverage that the Landlord or its Mortgagee may request from time to time, acting reasonably and in accordance with industry norms.

9.1.2                                   Each insurance policy required of the Tenant as aforesaid shall be on terms and conditions, and with such insurers as are reasonably available in the marketplace and will name the Landlord and any Mortgagee as an additional insured and loss payee, as their respective interests appear and will include the Mortgagee’s standard mortgage clause, a waiver of rights of subrogation against the Landlord. If the Landlord is an insured under such policy, a cross-liability and severability of interest clause providing for coverage in respect of any claim brought by any insured against any other one or more insureds as if a separate policy has been issued to each insured, a provision that breach of the policy by any insured will not affect the policy protection of any other insured, and a provision that the insurer will not cancel or change or refuse to renew the insurance without first giving the Landlord at least ten (10) days’ prior written notice shall be included in such policy, The Tenant shall have no interest in the Landlord’s insurance.

Certificates of insurance shall be remitted to the Landlord in a reasonable amount of time after coverage comes into force. Before any such insurance policy comes into force, the Landlord shall be remitted confirmation of insurance from insurers. Provided the Tenant fails to cause its insurers to provide the Landlord with such coverage confirmation, the Landlord shall following two (2) business days prior written notice, have the right, but not the obligation, to take any such coverage in the name and at the cost of the Tenant.

9.2                               LANDLORD’S INSURANCE

The Landlord will take out or cause to be taken out and keep or cause to be kept proper insurance coverage (with deductibles) that a prudent owner of a property similar to the

Building would take from time to time. The Landlord’s insurance shall contain a waiver of rights of subrogation against the Tenant.

9.3                               INCREASES IN RATES

The Tenant will not do or omit or permit to be done or omitted upon the Premises anything out of the ordinary course of prudent business practices which will cause the insurance rates applicable to the Building or any part thereof to be materially increased or cause such insurance to be cancelled. If such insurance rates are increased as aforesaid, the Tenant will pay to the Landlord the amount of the increase as Additional Rent. If any insurance policy upon the Building or any part thereof is cancelled or threatened to be cancelled because of the use or occupancy by the Tenant or any act or omission as aforesaid, the Tenant will forthwith remedy or rectify such use, occupation, act or omission upon being requested to do so in writing by the Landlord should Tenant fall to rectify, within fifteen (15) days or such other shorter delay requested by Landlord’s insurance or without notice in the case of an emergency, the Landlord shall have the right, but not the obligation, to enter the Premises, without any liability to the Tenant save for gross negligence of Landlord or those for whom it is responsible in law in so doing, and do what needs to be done to correct the situation, the whole subject to the Landlord’s other rights and recourses.

9.4                               INTENTIONALLY DELETED

ARTICLE 10
USE AND OCCUPATION

10.1                        PEACEABLE ENJOYMENT

The Landlord covenants with the Tenant for peaceable enjoyment, as long as the Tenant is not in default hereunder, and except as otherwise provided herein.

10.2                        PERMITTED USE

The Premises shall be used by the Tenant solely for the purpose of a retail business head office. The Tenant alone will be responsible for obtaining, from the appropriate municipal authority having jurisdiction, a business licence for the operation of its business on the Premises, the Landlord making no warranties whatsoever regarding permits and licenses which may be required by the Tenant. The Landlord represents that to its knowledge, it does not know of any limits or restrictions with respect to the permitted use of the Premises by the Tenant.

10.3                        INTENTIONALLY DELETED

10.4                        INTENTIONALLY DELETED

10.5                        INTENTIONALLY DELETED

10.6                        RULES AND REGULATIONS

10.6.1                            The Rules and Regulations attached as Schedule “D”, as reasonably amended from time to time are part of this Lease and will form part of this Lease as if contained herein.

10.6.2                            All rules and regulations now or hereafter in force will in all respects be observed and performed by the Tenant and its employees provided the Tenant has received a written copy of such rules and regulations before they become applicable and provided said rules and regulations are not inconsistent with the terms and conditions of the Lease.

10.6.3                            The Landlord will enforce all Rules and Regulations against the Tenant in a non-discriminatory manner, unless one or more is/are solely applicable to the Tenant, due to some unique aspect of its tenancy.

10.7                        INTENTIONALLY DELETED

10.8                        INTENTIONALLY DELETED

10.9                        SIGNS

10.9.1                            The Tenant will have the right to install, maintain, change or remove signage on the front of the Premises, the whole in compliance with applicable laws and provided the Tenant has obtained all approvals required from the municipal authorities or any other competent authorities. Such installation, maintenance, change or removal shall be done by the Tenant in a first class manner as would a prudent owner at its sole cost and expense. Any such sign shall remain the property of the Tenant and shall be maintained by the Tenant at its sole cost and expense in accordance with the foregoing. At the expiration of the Term or earlier termination of this Lease, the Tenant shall remove any such sign from the Premises at the Tenant’s expense and shall forthwith repair all damage caused by any such removal.

10.9.2                            The Tenant shall be responsible for obtaining permits from the municipal authorities for all of its signage.

10.9.3                            The Tenant may use the pylon signage presently used by AMERICAN APPAREL

10.10                 GENERAL PROHIBITIONS

Without limiting the restrictive nature of Section 10.2 or any other provision of this Lease and without implying that the Tenant might otherwise be allowed to conduct said uses, the Tenant will not use or permit any part of the Premises to be used for or with respect to:

10.10.1                     any bar, tavern, restaurant or adult entertainment establishment;

10.10.2                     any veterinary hospital, mortuary or similar health service establishment;

10.10.3                     any car washing establishment;

10.10.4                     any automobile body shop and fender repair workshop;

10.10.5                     any skating rink, bowling alley, teenage discotheque, dance hall, amusement gallery, video game parlour, pool room, massage parlour, offtrack betting facility, casino, card club, bingo parlour or facility containing gaming equipment unless said equipment is operated to demonstrate products being sold in the store, it being understood that there will be no cost or charge to the customers to use the said equipment in the Premises;

10.10.6                     health spas, health clubs, gymnasiums, exercise studios, dance studios, yoga or martial arts schools or similar facilities. Notwithstanding the foregoing, the Tenant may operate any such facility for its employees (ex: Yoga studio for employees);

10.10.7                     any theatre, playhouse, cinema or movie theatre, it being understood that in-store demonstrations of products or services at no cost or charge to the customer will not breach this restriction;

10.10.8                     any fire sale or the sale of second hand goods or of merchandise damaged by fire (except for merchandise damaged by a fire occurring within the Premises, provided such sale occurs within thirty (30) days after the occurrence of such fire), flea market, bankruptcy sale (unless pursuant to a court order) or auction operation;

10.10.9                     any automobile, truck, trailer or recreation vehicles sales, leasing or display;

10.11                 COMPLIANCE WITH LAWS

The Tenant will carry on its business from the Premises so as to comply with all statutes, by-laws, rules and regulations of any Federal, Provincial, Municipal or other competent authority and will not do anything upon the Premises in contravention thereof. The Landlord will perform any and all its obligations pursuant to this Lease in compliance with all statutes, by-laws, rules and regulations of any Federal, Provincial, Municipal or other competent authority and will not do anything upon the Building in contravention thereof.

10.12                 NUISANCE

The Tenant will not do or allow to be done or omitted anything on the Premises that damages the Building or injures the business of the Landlord or which causes any nuisance in or about the Premises. In any of the foregoing events, the Tenant will forthwith remedy same and if it is not so remedied, the Landlord may, after thirty (30) days’ notice to the Tenant correct such situation, without prejudice to the Landlord’s other rights and recourses.

10.13                 ENTRY

In addition to other rights of entry the Landlord has under this Lease, the Landlord may, upon reasonable advance notice to the Tenant (of no less than 48 hours) and during normal business hours, enter the Premises to exhibit them to potential purchasers, present and future Mortgagees and, during the last nine (9) months of the Term to prospective tenants in a discrete manner.

10.14                 PRESENCE, USE AND OWNERSHIP OF HAZARDOUS SUBSTANCES

The Tenant covenants and agrees that neither the Tenant nor its agents or employees (in the course of their agency or employment) will bring upon the Premises or any part thereof any Hazardous Substances. If at any time, the Tenant or its agents or employees (in the course of their agency or employment) brings any Hazardous Substances upon the Premises, the Building or a part thereof other than in compliance with all applicable laws, by-laws, building codes, fire regulations, ordinances, other regulations, statutes, guidelines, policies, rules and restrictions relating to the Building, including any environmental legislation applicable, the Tenant shall, at its expense:

10.14.1                     immediately give the Landlord written notice to that effect and thereafter give the Landlord from time to time written notice of the extent and nature of the Tenant’s compliance with the following provisions of this section:

10.14.2                     promptly remove the Hazardous Substances from the Premises and the Building in a manner which conforms with all laws and regulations governing the movement of same unless the Landlord’s permission in writing as to the conditions under which the Hazardous Substances may remain on the Building lands and the Premises is first obtained; and

10.14.3                     if requested by the Landlord, obtain at the Tenant’s cost and expense from an independent consultant designated or approved by the Landlord, verification of the complete and proper removal thereof from the Premises and the Building, or, if such is not the case, a report as to the extent and nature of any failure to comply with the foregoing provisions of this Section 10.14;

10.14.4                     indemnify and save harmless the Landlord from all costs, fines, losses, damages and liabilities resulting from any act or omission of the Tenant in regard to any matter provided for in this Section 10.14.

If the Tenant shall bring or create upon the Premises and/or the Building any Hazardous Substances or if the conduct of the Tenant’s business shall create any Hazardous Substance upon the Premises and/or the Building, notwithstanding any rule of the law to the contrary, such Hazardous Substance shall be and remain the sole and exclusive property of the Tenant and shall not become the property of the Landlord notwithstanding the degree of affixation of the Hazardous Substance or the goods containing the Hazardous Substance to the Premises and/or the Building and notwithstanding the expiry or earlier termination of this Lease.

For greater certainty and notwithstanding any other provision herein, the Tenant shall not be responsible for any Hazardous Substance existing on or in the Premises or the Building prior to the Delivery Date, or following the Delivery Date if said Hazardous Substances are not brought on or in the Premises or caused by Tenant or those for whom the Tenant is responsible at law. Landlord warrants that, as at the date hereof, it is not aware of any Hazardous Substance being, located in, on or under the Building or the Premises, nor of any breach of environmental law, and shall indemnify Tenant from any and all damages and costs relating to Hazardous Substance or breach of environmental law with respect to Hazardous Substances existing in or on the Premises or Building prior to the Delivery Date and not which are not brought in or on the Premises or Building or caused by the Tenant and/or those for whom the Tenant is responsible at law.

ARTICLE 11
CLEANING, REPAIR

11.1                        CLEANING

11.1.1                            The Tenant will keep the Premises and, without limitation, the inside and outside of all glass, windows and doors of the Premises in a neat, clean and sanitary condition and will not allow any refuse, garbage or other loose or objectionable or waste material to accumulate in or about the Premises but rather will dispose of same in accordance with the Rules and Regulations.

11.1.2                            The Tenant will, immediately before the completion of occupancy, wash the floors, windows, doors, walls and woodwork of the Premises and will not, upon such completion of occupancy, leave upon the Premises any refuse, garbage or waste material.

11.1.3                            The Tenant will pay for its own janitor service, cleaning of debris, removal of garbage and such other costs as may be incurred in cleaning in accordance with this Section 11.1.

11.2                        TENANT’S REPAIRS

11.2.1                            The Tenant will keep the Premises in a first class manner. This obligation includes, but is not limited to, maintaining, repairing the Premises, (and to the extent caused by the act or omission of the Tenant or those for whom it is in law responsible, the costs of replacing the Building (interior and exterior portions of the Building) and/or the Premises), the wiring, the plumbing, the heating and ventilating servicing the Premises (except for replacements of a capital nature, which shall be made by Landlord, in accordance with this Lease), all mechanical, electrical and other systems and services servicing the Premises, including all repairs of major and minor nature and those which the law obliges a lessor to perform, except for Structural Repairs and capital repairs and repairs relating to defect which shall be made by the Landlord in accordance with this Lease, and reasonable wear and tear that does not result from the Tenant’s default to maintain, repair or replace.

11.2.2                            Without restricting the generality of Subsection 11.2.1, the Tenant’s obligation to maintain, repair and replace will include any damage to or breakage of glass, plate glass, shop windows, mouldings, signs, doors hardware, lighting, wiring, plumbing, heating and ventilating servicing the Premises, all mechanical, electrical and other systems and services servicing the Premises unless otherwise specifically provided in this Lease.

11.2.3                            The Tenant’s repairs shall be performed in a first-class manner (the provisions of Section 12.1 to apply mutatis mutandis). Any major repairs which may affect the structure, mechanical or electrical system shall be subject to prior written approval by the Landlord of plans and specifications of the work.

11.2.4                            The Tenant will not enter, nor will it cause, suffer or permit entry, onto the roof of the Premises or roof above other parts of the Building, and the Tenant will not make any opening in the roof or affect any structural elements without the prior written consent of fire Landlord. Notwithstanding the foregoing, the Tenant shall have the right to install, on the roof of the Premises, microwave communications equipment (the ‘“communications equipment”). The communications equipment shall be installed at no cost to Landlord, and in accordance with the terms and conditions of this Lease, all applicable laws, rules and regulations. Additionally, Tenant shall defend, indemnify, and hold Landlord harmless from and against any damages, claims, costs or expenses of any nature whatsoever incurred by Landlord as a result of such installation by Tenant or presence of the communications equipment, including without [imitation any damages to the roof as a result of the communications equipment and/or the installation, repair and/or removal of same. Tenant shall be solely responsible for the maintenance and repair thereof, at Tenant’s sole cost and expense. At the expiration or other termination of the Lease, said equipment shall remain the property of Tenant, and may be removed by Tenant, provided that Tenant shall repair any and all damage caused by such removal.

11.3                        VIEW REPAIRS

The Landlord may upon reasonable advance notice (of no less than 48 hours) enter the Premises accompanied by a representative of the Tenant at any reasonable time during business hours and without notice and at any time during any emergency to view the state of repair and the Tenant will repair according to notice in writing from the Landlord so to do, subject to the exceptions contained in this Article 11.

11.4                        LANDLORD MAY REPAIR

If the Tenant fails to repair or fails to proceed to diligently undertake repairs according to notice from the Landlord within thirty (30) days of receipt of such notice, the Landlord may, without prejudice to its other rights and recourses, make such repairs and the Tenant will pay as Additional Rent the Landlord’s costs for making such repairs, within ten (10) days after presentation of an invoice therefor, plus an administration fee of fifteen percent (15%) of the cost, the whole without prejudice to the Landlord’s other rights and recourses. In no event shall the Landlord, its contractors, subcontractors, agents, servants or employees be liable for any damage, contractual or extra-contractual, caused to the Premises or any contents thereof by reason of the foregoing entry, examination or work, nor shall the Tenant be entitled to demand or claim any diminution or abatement in Rent other than as a result of the gross fault or negligence of the Landlord or those for whom the Landlord is responsible in law.

11.5                        REDEVELOPMENT AND OR DEMOLITION - INTENTIONALLY DELETED

ARTICLE 12
ALTERATIONS, FIXTURES

12.1                        TENANT’S ALTERATIONS

12.1.1                            Subject to Section 10.9, the Tenant will not make or cause to be made any structural, mechanical, or electrical alterations, improvements or additions to the Premises or any alterations or improvements to the exterior of the Premises without first obtaining the Landlord’s written approval thereto such approval not to be unreasonably withheld or delayed. The Tenant will be permitted to make such other interior alterations, additions or improvements as it will require without the Landlord’s approval.

12.1.2                            When seeking the approval of the Landlord as required by this Section 12.1, the Tenant will present to the Landlord plans and specifications of the proposed work.

12.1.3                            All work will be done in a good and workmanlike manner, of uniform first-class standards using new materials and first class quality labour and in compliance with all laws, by-laws, regulations, codes and ordinances applicable at the time and in conformity with the approved plans and specifications.

12.1.4                            The Tenant will promptly pay all contractors, material suppliers and workmen so as to minimize the possibility of a legal hypothec attaching to the Premises and/or the Building with respect to work performed by or on behalf of the Tenant. Should any claim for legal hypothec be made or filed the Tenant will discharge same or provide security during a contestation in accordance with Section 15.2.

12.1.5                            Notwithstanding any other provision of this Lease, the Premises may not be expanded in any manner.

12.2                        REMOVAL OF PROPERTY

12.2.1                            All installations, additions and improvements (other than movables, furnishings, business equipment and fixtures including lighting fixtures and lighting tracks) from time to time furnished and installed in the Premises by the Tenant at the Tenant’s expense will become the Landlord’s property upon incorporation without any compensation payable to the Tenant. The Tenant will, if requested by the Landlord, remove same (other than any walls which have been installed, which it shall not be required to remove), in whole or in part, at the end of the Term of this Lease or any renewal thereof, and that the Tenant will at its expense repair any damage to the Premises caused by such installation or removal. With regard to any property, which the Tenant is not asked to remove, any of such property which the Tenant elects not to remove from the Premises at the end of the Term or any renewal, will be deemed abandoned by the Tenant and will become the property of the Landlord without compensation payable to the Tenant.

12.2.2                            Nothing in the foregoing provisions will release the Tenant from the obligation to repair any damage to the Premises caused by the fault or negligence of the Tenant, or those for whom it is responsible in law or caused by removal of the Tenant’s property from the Premises, reasonable wear and tear excepted.

12.3                        LANDLORD’S ALTERATIONS

The Landlord reserves the right, in order to comply with its obligations pursuant to this Lease, to:

12.3.1                            enter the Premises for purposes of inspecting and effecting repairs or alterations, after having first provided Tenant with reasonable advance notice (subject to notice of not less than 48 hours, except in the event of an emergency);

12.3.2                            make changes or additions to the equipment, appliances, pipes, conduits, ducts or structures in the Premises;

12.3.3                            alter the location and nature of the areas, services and facilities servicing the Building;

12.3.4                            make alterations to the buildings and facilities of the Building;

12.3.5                            INTENTIONALLY DELETED;

12.3.6                            INTENTIONALLY DELETED;

12.3.7                            obstruct or close off all or any part of the Building.

Neither the construction, renovation or demolition by Landlord or any other person of any improvement on either the land on which the Building is presently built or any (and adjacent thereto or within the Building, nor the noise, dust vibration or other inconvenience or the reduction of light, air, or view occasioned by such renovation, construction or demolition shall affect he obligations of the Tenant or result in any liability of Landlord, provided that in so doing Landlord acts diligently and in a good workmanlike manner and uses reasonable commercial efforts to minimize interruption of Tenant’s use of the Premises.

ARTICLE 13
SUBSTANTIAL DAMAGE AND DESTRUCTION, EXPROPRIATION

13.1                        ABATEMENT OF RENT

In the event of partial or total destruction of the Premises by fire, explosion, the elements or other cause of casualty of any nature whatsoever, if the destruction is such that in the opinion of the Landlord’s Architect the Premises cannot be used in whole or in part for the Tenant’s business until repaired, Basic Rent and Additional Rent will abate in accordance with the proportion of the Premises not capable of being used for the Tenant’s business until the repair has been made, the whole as long as and to the extent of insurance proceeds in this regard.

13.2                        SUBSTANTIAL DESTRUCTION

In the event of damage to or destruction of:

13.2.1                            the Premises; or

13.2.2                            a substantial portion of the Building, whether the Premises are also damaged or not;

and in the reasonable opinion of the Landlord’s Architect, the repair, restoration or reconstruction cannot, with the exercise of reasonable diligence, be completed within six (6)months of the date of such damage or destruction (the “Construction Period”), the Landlord or Tenant may within forty-five (45) days after such damage on giving thirty (30) days’ written notice to the other party, cause this Lease to be terminated.

The Landlord shall cause the Landlord’s Architect to promptly examine the damaged portions of the Building for the purpose of expressing an opinion in the foregoing circumstances and will use its best efforts to provide the Tenant with a copy of that opinion in writing within thirty (30) days after the damage or destruction.

In the event of termination of this Lease as aforesaid, the Term will be deemed to have expired and the Tenant will deliver up possession of the Premises accordingly, rent will be apportioned and will be payable up to the date of such damage or destruction, or to the date of termination if the Tenant has been capable of continuing its business operation, and the Tenant will be entitled to be repaid by the Landlord any Rent paid in advance and unearned or an appropriate portion.

13.3        ARCHITECT’S CERTIFICATE

The certificate of the Landlord’s independent architect certifying that damage or destruction has occurred to the extent set forth in Section 13.2 will be binding and conclusive upon the Landlord and the Tenant for the purpose hereof.

13.4                        REBUILDING

If this Lease is not terminated pursuant to Section 13.2, the Lease will remain in full force and the Landlord will, to the extent of insurance proceeds made available, cause the damage or destruction to the Landlord’s Work and to the Building damaged or destroyed to be promptly repaired, restored or reconstructed and the Tenant will promptly repair, restore or reconstruct Tenant’s Work. The Landlord will not be required to repair, restore or reconstruct any other part of the Building. It is expressly understood that all repair and rebuilding by the Landlord under any provision of this Article 13 may be carried out by the Landlord, as the Landlord, in its discretion, determines and, without limiting the generality of the foregoing, in no event shall the Landlord be bound to repair or rebuild the Premises or the Building to their original form, specification or dimension, except that the materials used shall not be of a quality inferior to the materials used in the Building at the Commencement Date. The obligation to resume paying Rent shall, subject to Section 13.1 hereof, resume on the later of (i) thirty (30) days following the Landlord’s completion of its repairs or rebuilding of the Premises or (ii) on the day the Parts of the Building that are necessary for the Tenant’s operation are completed.

13.5                        EXPROPRIATION

In the event of expropriation of all or part of the Premises, both parties will co-operate with each other so that each may receive the maximum award available to it from any expropriating authority.

If the Lease is not terminated then Sections 13.1 and 13.2 above will apply, with the required adjustments, and the Landlord shall proceed with any repairs to the Premises which are necessary as a result of the expropriation.

After the later of the date of expropriation or the repair period, if any, the Rent will be adjusted so that it will bear the same proportion of the original Rent as the area of the remaining Premises bears to the area of the Premises immediately before the expropriation, and the Tenant’s Proportionate Share will be adjusted in the same manner.

ARTICLE 14
ASSIGNMENT, SUBLETTING, SALE OR MORTGAGE

14.1                        ASSIGNMENT AND SUBLETTING

The Tenant will not have the right to effect a Transfer without first complying with Section 14.4 and without the prior written consent of the Landlord in each instance, which consent will not be unreasonably withheld or delayed beyond fifteen (15) business days from the date tire request together with all the information pertaining to the proposed Transfer, as requested by the Landlord acting reasonably including, without limitation, the name, address, telephone numbers of the proposed transferee and its principals, bank and other credit references, experience of the transferee or principals to operate for the permitted use, the type of proposed Transfer, the portion of the Premises which is subject to the proposed Transfer, as well as all other information that may be reasonably requested by the Landlord or the Mortgagee, including the financial conditions of the Transfer, is received.

The Landlord shall be entitled to be reimbursed for all reasonable expenses it incurs resulting from a proposed Transfer, whether or not it consents thereto. The Landlord will advise the Tenant of the amount of such expenses at the time it notifies the Tenant as to whether or not it is granting its consent, and such amount shall be due and payable on the day which is fifteen (15) days following delivery of the Landlord’s notice. If the Landlord consents, the consent will not be effective until such time as the amount payable to the Landlord under this Article has been paid.

No Transfer shall be permitted unless the transferee shall have expressly agreed to be bound directly towards the Landlord for the due fulfilment of all of the Tenant’s obligations under this Lease which relate to the Transfer.

If Landlord consents to a Transfer, all sub-rentals and/or any other amounts or consideration payable by a subtenant, assignee or other person to the Tenant for this Lease (and for greater certainty, not with respect to the Tenant’s goodwill or interest in leasehold improvements) are hereby irrevocably and unconditionally assigned to the Landlord such that the subtenant or other person will pay all such sums directly to the Landlord and the amounts so paid will be credited against the Tenant’s monetary obligations under this Lease.

Furthermore, it is understood that if Landlord does not collect any sub-rentals or other amounts from any subtenant or other person the Tenant will have no claim or defense against the Landlord in any manner whatsoever however the Tenant shall be entitled to claim the amounts to which it is entitled from the sub-tenant.

14.2                        CONTINUING LIABILITY

Notwithstanding any assignment or sublease and notwithstanding Article 1873 of the Civil Code of Quebec or any other legislation to the contrary, the Tenant will remain for the Term solidarily liable with each assignee, subtenant, franchisee or other transferee, for the fulfilment of ail of the Tenant’s obligations under this Lease without novation and without benefit of division or discussion.

14.3                        LANDLORD’S RIGHT OF OFFER

Throughout the Term, the Landlord shall have a right of first offer on the Premises or any portion of the Premises that the Tenant wishes to assign or sublease in accordance with Section of 14.1 (the Premises or such portion of the Premises being referred to for the purposes of this Section 14.4 as the “Available Space”). Within thirty (30) days of the Landlord’s receipt of the Tenant’s written notice to the effect that it intends to assign or sublease the Available Space (the “Notice Period”), the Landlord shall notify in writing the Tenant of its intention to avail itself of its rights to take back the Available Space, in which case, the Lease shall terminate in relation to the Available Space effective as of the expiration of the Notice Period. In such case, the Basic Rent, the Additional Rent and the Proportionate Share will be automatically adjusted accordingly.

Should the Landlord decide not to avail itself of its right of first offer, the Tenant shall then have the right, notwithstanding any other provision to the contrary provided herein, to assign or sublease the Available Space to any person or entity subject to the terms of this Article 14.

14.4                        SUBORDINATION AND ATTORNMENT

14.4.1                            Upon the request of the Landlord and by such document as is reasonably required by the Mortgagee, the Tenant will subordinate its rights hereunder to any hypothecs or mortgages resulting from any financing or refinancing, anytime against the Building, and to all advances made on that security, provided that upon Tenant’s request, the Landlord shall use reasonable commercial efforts to obtain a non-disturbance agreement in a form reasonably satisfactory to the Tenant whereby the mortgagee shall recognize the Tenant’s rights under the Lease and not disturb the Tenant’s occupancy of the Premises provided the Tenant is not in default of its obligations pursuant to the Lease, the whole at Tenant’s expense.

14.4.2                            The Tenant will, if any legal proceedings are brought under any hypothec, mortgage or other financing or refinancing by the Landlord in respect of the Building, attorn to the encumbrance holder upon any such proceedings and recognize such encumbrance holder as the Landlord under this Lease, if such encumbrance holder so elects, subject to the Landlord using reasonable commercial efforts to obtain a non-disturbance agreement at Tenant’s request and at Tenant’s sole cost and expense .

14.4.3                            No subordination or attornment under this Section will have the effect of disturbing the Tenant’s occupation and possession of the Premises, if the Tenant is not in default hereunder and complies with all of the covenants, terms and conditions of this Lease.

14.4.4                            EXCEPTIONS

Notwithstanding any other provision herein, the Tenant shall not require Landlord’s consent (but in each case shall provide Landlord with at least fifteen (15) days prior written notice thereof), to do the following (a “Permitted Transfer”), and none of the following shall be subject to the terms of this Article 14 but shall however be subject to the additional provisions set out below:

14.4.5                            to assign this Lease or to sublease the whole of the Premises to a related corporation of Tenant, but only so long as such company remains a related corporation;

14.4.6                            to amalgamate (within the meaning of the Canada Business Corporations Act) with one or more corporations, provided that the party(s) exercising effective voting control of Tenant immediately following the amalgamation shall be the same as the party(s) who exercised effective voting control of Tenant immediately prior to the amalgamation of Tenant with another corporation or corporations;

14.4.7                            to assign this Lease or to sublease the whole of the Premises as part of a bona fide corporate reorganization involving Tenant, provided that the party(s) exercising effective voting control of the assignee or subtenant, as the case may be, immediately following the completion of the reorganization shall be the same as the party(s) who exercised effective voting control of Tenant immediately prior to the reorganization;

14.4.8                            to enter into a Transfer by way of an assignment of this Lease, which forms part of a business transaction in which a buyer will acquire the majority of the Tenant’s assets;

14.4.9                            to enter into a Transfer by way of a change in control of Tenant, which forms part of a business transaction in which a buyer will acquire the majority of the shares in the capital stock of Tenant;

14.4.10                     to enter into a Transfer by way of an IPO or a similar transaction.

The following additional provision must also be satisfied:

(i)                                    such transferee shall, at Landlord’s option, enter into an agreement with both the Landlord and the Tenant agreeing to be bound by the Tenant’s obligations hereunder.

Furthermore, notwithstanding any such Permitted Transfer, the original Tenant shall remain liable for performance of and compliance with all of the terms, conditions and provisions of this Lease.

14.5                        ESTOPPEL CERTIFICATE, ACKNOWLEDGEMENTS

14.5.1                            Whenever reasonably requested by the Landlord, a Mortgagee, an encumbrance holder or other third party having an interest in the Building, the Landlord or the Tenant, as the case may be, will promptly execute and deliver an estoppel certificate or other form of certified acknowledgement as to the status and validity or otherwise of this Lease, the state of the Rent accounts hereunder, and such other information as may reasonably be required.

14.5.2                            The Tenant will execute and deliver whatever instruments and certificates are requested by all or any of the Landlord, the owner, the emphyteutic lessor if any, and any Mortgagee to give effect to any of the foregoing.

14.6                        SALE BY THE LANDLORD

The Landlord may sell or otherwise transfer its interest in the. In any such case provided the acquiring party assumes all of the Landlord’s obligations under the Lease as of the date of the transfer, the Landlord will be released of any obligation hereunder after the date of the transfer other than any then current default by the Landlord.

ARTICLE 15
INDEMNITY, CHARGES

15.1                        INDEMNITY

Provided same is not the result of Landlord’s or that of those for whom it is responsible in law’s fault or negligence, the parties agree the Landlord shall not be liable for any death or injury arising from or out of any occurrence in, upon, at or relating to the Premises, or the Building, damage to property of the Tenant or others located on the Premises or the Building, or any loss or damage to any property of the Tenant or others from any cause whatsoever unless any such death, injury, loss or damage results from the fault or negligence of the Landlord, or those for whom the Landlord is in law responsible. Without limiting the generality of the foregoing, provided same is not the result of Landlord’s gross fault or negligence the Landlord (or those for whom it is responsible in law) shall not liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, snow or leaks from any part of the Premises or the Building or from the pipes, appliances, plumbing works, roof or subsurface of any floor or ceiling or from the street or any other place or by dampness or by any cause of whatsoever nature. All property of the Tenant kept or stored on or at the Premises or the Building shall be so kept or stored at the risk of the Tenant only and the Tenant shall hold the Landlord harmless from and against claims arising out of damage to same, including subrogation claims made by the Tenant’s insurers provided same is not the result of Landlord’s gross (or those for whom it is responsible in law) fault or negligence. Notwithstanding the foregoing, if the Tenant is insured with respect to any loss, damage, death or injury (whether or not caused by the fault or negligence of the Landlord) or if the Tenant should have been insured in accordance with the provisions of this Lease with respect to same, the liability of the Landlord with respect to such loss, damage, death or injury shall be reduced by an amount corresponding to the insurance proceeds payable to the Tenant or those that would have been payable to the Tenant had it been insured in accordance with the provisions of this Lease as well as the amount of the deductible.

Provided same is not the result of Landlord’s gross (or those for whom it is responsible in law) fault or negligence, the Tenant will indemnify and save harmless the Landlord of and from any and all loss and damage and all fines, expenses, costs, suits, claims, demands, actions and liabilities of any kind or nature to persons and property for which the Landlord will or may become liable, incur or suffer by reason of a breach, violation or non-performance by the Tenant of any covenant, term or provision hereof or by reason of any legal hypothecs for any work done or materials provided or services rendered for improvements, alterations, or repairs made by or on behalf of the Tenant to the Premises or by reason of any injury occasioned to or suffered by any person or damage to any property, by reason of any wrongful act, neglect or default on the part of the Tenant or those for whom it is responsible at law, whether in the Premises or elsewhere in the Building. If the Landlord shall be made a party to any litigation commenced by or against the Tenant in respect of which the Landlord has not been faulty or negligent, then the Tenant shall protect, indemnify and hold the Landlord harmless and shall pay all costs and expenses and reasonable legal fees incurred or paid by the Landlord in connection with such litigation. The parties shall also pay all expenses and reasonable legal fees (including judicial and extra-judicial fees) that may be incurred or paid by the prevailing party in enforcing the terms of this Lease, unless a court shall decide otherwise. Such indemnification will survive any termination of this Lease, anything in this Lease to the contrary notwithstanding.

15.2                        HYPOTHECS

The Tenant will, within ten (10) days after notice from the Landlord remove or cause to be removed any legal hypothecs published or registered against the title of the Landlord or to the Building if such hypothec is as a result of work done by the Tenant or by anyone (other than the Landlord) on behalf of the Tenant. Notwithstanding the foregoing, if the Tenant is contesting in good faith the claim and cannot obtain a discharge without paying the creditor the claim being contested, the Tenant will provide security reasonably acceptable to the Landlord to cover one hundred and fifty percent (150%) of the amount being claimed. If the presence of such hypothec hinders a sale or a financing by the Landlord, the Tenant undertakes, within ten (10) days following a written request by the Landlord, to have the hypothec radiated failing which the Landlord may proceed with the radiation by paying the creditor who benefits from the charge, the whole at the Tenant’s cost.

Notwithstanding any other provision set forth herein, the Tenant shall be permitted to grant a lien, mortgage, debenture, charge or encumbrance which may attach to the goods, trade fixtures, furnishings or equipment of the Tenant located in the Premises, excluding leasehold improvements (hereinafter collectively called the “Equipment”)so long as:

(a)                                 any such lien, mortgage, debenture, charge or encumbrance arises through any bona fide financing done by the Tenant in accordance with the Tenant’s normal business practice or by reason of any sale and leaseback agreement entered into by the Tenant for financing purposes with respect to the Equipment (excluding leasehold improvements); and

(b)                                 The Tenant is not in default under any such lien, mortgage, debenture, charge or encumbrance, or any such sale or leaseback agreement.

ARTICLE 16
DEFAULT, REMEDIES, RESILIATION

16.1                        DEFAULT

If and whenever:

16.1.1                            the Tenant is in default in the payment of any Rent, whether hereby expressly reserved or deemed as such, or any part thereof, and such default continues for ten (10) days following written notice of Landlord to that effect;

16.1.2                            the Tenant’s leasehold interest under this Lease or any of the goods, equipment, or moveable property of the Tenant located in the Premises are seized in execution or attachment, the Tenant becomes bankrupt, makes a proposal, the Tenant takes the benefit of any Act in force for bankrupt or insolvent debtors or becomes involved in voluntary or involuntary winding-up, dissolution or liquidation proceedings (other than as part of a bona fide corporate reorganization that is not effected in connection with or as a result of insolvency), or if a receiver is appointed for substantially all of the business, property, affairs or revenues of the Tenant and the receiver is not removed within thirty (30) days of his appointment; or

16.1.3                            INTENTIONALLY DELETED

16.1.4                            the Tenant does not observe, perform and keep all of the covenants, agreements, stipulations, obligations, conditions and other provisions of this Lease to be observed, performed and kept by the Tenant and persists in such default, in the case of monetary payments beyond forty-eight (48) hours in case of a default under Article 9, beyond the ten (10) day period stipulated in Subsection 16.1.1, or in the case of any other default (other than one described in Subsection 16.6.2), for more than thirty (30) days after written notice from the Landlord requiring that the Tenant rectify such default, or in the case of any such default which would reasonably require more than thirty (30) days to rectify, unless the Tenant commences rectification within that thirty (30) day notice period and thereafter diligently proceeds with the rectification of any such default;

then such failure, shall by the mere lapse of time for the performance of such obligation, constitute a default and a breach of this Lease, and in each of such cases, and at the option of the Landlord this Lease may be ipso facto resiliated, the Term will then immediately become forfeited, and the Landlord may forthwith re-enter the Premises or any part thereof and in the name of the whole repossess and enjoy same and bolt the locks, the whole notwithstanding anything to the contrary contained in this Lease or in any statute or law, including, but not limited to, Article 1863 of the Civil Code of Quebec, and without prejudice to Landlord’s other rights and recourses in the circumstances. Upon resiliation, the Landlord shall be immediately entitled to payment of the equivalent of Basic Rent and Additional Rent for the then current month and for the next succeeding three (3) months, and the Landlord may immediately claim the same together with any arrears then unpaid and any other amounts owing to the Landlord by the Tenant (including, without limitation, alt cash allowances, inducements, payments and the value of any Rent free periods conferred on the Tenant in connection with the Premises) under reserve of and without prejudice to all of the Landlord’s other rights, remedies and recourses. In the case of resiliation resulting from bankruptcy or insolvency, the Landlord will, in addition to all of its other rights, remedies and recourses, be entitled to the equivalent of three (3) months Basic Rent and Additional Rent then payable on a monthly basis, as accelerated rent.

16.2                        LANDLORD MAY PERFORM

If the Tenant will fail to observe, perform or keep any of the provisions of this Lease to be observed, performed and kept by the Tenant, subject to rectification within the period set out in Subsection 16.1.4, the Landlord may, but will not be obliged to, at its discretion and without prejudice to its other rights, rectify the default of the Tenant. For such purpose the Landlord may make any reasonable payment and/or do or cause to be done such things as may be requisite including, without limiting the generality of the foregoing, enter upon the Premises. Any such performance by or at the request of the Landlord will be at the expense of the Tenant (plus a fifteen percent (15%) administration fee) and such expenses will be recoverable as Additional Rent, payment of which is to be made by the Tenant within fourteen (14) days of presentation of an invoice therefor.

16.3                        COSTS AND INTEREST - INTENTIONALLY DELETED.

16.4                        INTENTIONALLY DELETED

16.5                        VACATE UPON TERMINATION OR RESILIATION

At the termination or resiliation of this Lease, whether by effluxion of time or otherwise, the Tenant will vacate and deliver up possession of the Premises in the same condition as the Premises were in upon delivery of possession to the Tenant, subject to the exceptions from the Tenant’s obligation to repair in accordance with Section 11.2, and subject to the Tenant’s rights and obligations in respect of removal in accordance with Section 12.2, and will surrender all keys to the Premises to the Landlord at the place for payment of Rent and will inform the Landlord of all combinations on locks, safes and vaults, if any, in the Premises.

16.6                        ADDITIONAL RIGHTS ON RESILIATION

If the Landlord resiliates this Lease due to the default of the Tenant:

16.6.1                            notwithstanding any such resiliation or the Term hereby becoming forfeited and void, the provisions of this Lease relating to the consequences of resiliation will survive;

16.6.2                            the Landlord may use such force as it may deem reasonably necessary for the purpose of gaining admittance to and retaking possession of the Premises;

16.6.3                            the Landlord may re-let the Premises or any part thereof for a term or terms which may be less or greater than the balance of the Term and may grant reasonable concessions in connection therewith; and

16.6.4                            the Tenant will pay to the Landlord on demand, without prejudice to the Landlord’s other rights and recourses;

(a)                                 rent and all other amounts payable hereunder up to the end of the Term or renewed Term as the case may be, plus in the event of bankruptcy, accelerated rent equal to three (3) months of Basic Rent and Additional Rent payable on a monthly basis;

(b)                                 such reasonable expenses as the Landlord may incur or has incurred in connection with the re-entering, terminating, reletting, collecting sums due or payable by the Tenant, realizing upon assets seized, including without limitation reasonable brokerage, reasonable legal fees and disbursements, and the expenses of keeping the Premises in good order, repairing same and preparing them for re-letting;

the whole without prejudice to Landlord’s rights and recourses to claim any additional damages.

16.7                        APPLICATION OF MONIES

Payment by the Tenant or receipt by the Landlord of less than the required monthly payment of Rent is on account of the earliest stipulated Rent. An endorsement or statement on a cheque or letter accompanying a cheque or payment as Rent is not an acknowledgement of full payment or an accord and satisfaction, and the Landlord may accept and cash the cheque or payment without prejudice to its right to recover the balance of the Rent or pursue its other remedies.

16.8                        NO WAIVER

No provision of this Lease will be deemed to have been waived by the Landlord or the Tenant unless a written waiver from the Landlord or the Tenant, as applicable, has first been obtained and, without limiting the generality of the foregoing, no acceptance of rent subsequent to any default, and no condoning, excusing or overlooking by the Landlord or the Tenant on previous occasions of any default nor any earlier written waiver, will be taken to operate as a waiver by the Landlord or the Tenant, as the case may be, or in any way to defeat or affect the rights and remedies of the Landlord or the Tenant.

16.9                        REMEDIES CUMULATIVE

No reference to or exercise of any specific right or remedy by the Landlord or the Tenant will prejudice or preclude the Landlord or the Tenant from any other remedy, whether allowed at law or in equity or expressly provided for herein. No such remedy will be exclusive or dependent upon any other such remedy, but the Landlord and the Tenant may from time to time exercise any one or more of such remedies independently or in combination. Without limiting the generality of the foregoing, the Landlord will be entitled to commence and maintain an action against the Tenant to collect any rent not paid when due, without exercising the option to terminate this Lease pursuant to Section 16.1.

16.10                 HOLDING OVER

This Lease will not be subject to tacit renewal. If the Tenant continues to occupy the Premises after the expiration or other termination of the Term without the written consent of the Landlord, the Lease will be a monthly lease at a Basic monthly rent equal to one hundred fifty percent (150%) of the monthly instalment of the Basic Rent and Additional Rent payable on the last month of the Term and subject always to all of the other provisions in this Lease insofar as the same are applicable to a month-to-month tenancy.

ARTICLE 17
INTENTIONALLY DELETED

ARTICLE 18
GENERAL PROVISIONS

18.1                        LANDLORD’S OR TENANT’S PERFORMANCE

Notwithstanding anything in this Lease to the contrary, neither the Landlord nor the Tenant will be deemed to be in default in respect of the performance of any of the terms, covenants and conditions of this Lease if any failure or delay in such performance is due to any strike, lockout, civil commotion, warlike operation, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, act of God, bankruptcy of contractors, inability to obtain labour or materials, or other cause beyond the control of the Landlord or the Tenant, as the case may be (other than the financial condition of the performing party). Nothing herein shall excuse the Tenant from the prompt payment of Rent.

18.2                        RELATIONSHIP OF PARTIES

Nothing contained herein will be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto. Neither the method of computation of rent nor any other provision herein, nor any acts of the parties, will be deemed to create any relationship between the parties other than the relationship of landlord and tenant.

18.3                        SOLE AGREEMENT

This Lease, sets forth all of the warranties, representations, covenants, promises, agreements, conditions and understandings between the parties concerning the Premises and the Building. There are no warranties, representations, covenants, promises, agreements, conditions or understandings, either oral or written, express or implied, between them other than as set forth in this Lease, and in any modifications to this Lease made in compliance with Section 18.4.

18.4                        MODIFICATIONS

Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease will be binding upon the parties unless reduced to writing and signed by the party against whom it is being enforced..

18.5                        PUBLICATION/REGISTRATION

The Tenant may publish its rights under the Lease pursuant to the provisions of Article 2999.1 of the Civil Code of Quebec. The form, which shall contain no financial information, shall be subject to the Landlord’s prior approval.

18.6                        APPLICABLE LAWS

18.6.1                            This Lease will be governed and construed by the laws of Quebec and the laws of Canada applicable therein.

1 8.6.2                         The venue of any proceedings taken in respect of this Lease will be in the City of Montreal.

18.7                        CONSTRUED OBLIGATIONS, SEVERABILITY

All of the provisions of this Lease are to be construed as obligations and agreements. Should any provision of this Lease be or become illegal, invalid or not enforceable, it will be considered separate and severable from this Lease and the remaining provisions will remain in force and be binding upon the parties hereto and be enforceable to the fullest extent of the law.

18.8                        TIME

Time will be of the essence hereof.

18.9                        NOTICE

18.9.1                            Any notice to be given hereunder will be in writing and may be either delivered personally by bailiff or by courier, or sent by prepaid, registered or certified mail and, if so mailed, will be deemed to have been given five (5) business days following the date upon which it was mailed. The addresses of the parties for the purpose hereof will be, in the case of the Landlord, the address of the Landlord set forth in Paragraph 1.1.1(b), with a copy sent to such other party as the Landlord may require, and in the case of the Tenant, the address set forth in Paragraph 1.1.2(b), and to the address of the Premises, or at such other respective address as may be established pursuant to Subsection 18.9.3. Notwithstanding the foregoing, during the currency of any interruption in the regular postal service, any notice will only be deemed to be received when actually received.

18.9.2                            Any notice or service required to be given or effected under any statutory provision or any provision of this Lease, or rules of court from time to time in effect in the Province of Quebec will be sufficiently given if mailed or delivered at the address as aforesaid.

18.9.3                            Any party hereto may at any time give notice in writing to the other of any change of address of the party giving such notice and from and after the seventh day after the giving of such notice, the address therein specified will be deemed to be the address of such party for the giving of notices hereunder. Service of legal proceedings shall be effected at the last known Montreal address of the recipient.

18.10                 INDEX, HEADINGS

The index, headings and any marginal notes in this Lease are inserted for convenience or reference only and will not affect the construction of this Lease or any provision hereof.

18.11                 NUMBER AND GENDER

Whenever the singular or masculine or neuter is used in this Lease, the same will be construed to mean the plural or feminine or body corporate where the context of this Lease or the parties hereto may so require.

18.12                 SUCCESSORS BOUND

All rights and liabilities herein given to, or imposed upon, the respective parties hereto will extend to and bind the heirs, executors, administrators, successors and assigns of the Landlord, subject to the provisions of Article 14.6 and the permitted heirs, executors, administrators, successors and assigns of the Tenant. If there will be more than one party described in Subsection 1.1.1 or Subsection 1.1.2, they will all be bound solidarily by the terms, obligations and agreements herein on the part of the Landlord or the Tenant, as the case may be.

18.13                 TENANT’S ACCEPTANCE

The Tenant accepts this Lease of the Premises, to be held by the Tenant, and subject to the conditions, restrictions and covenants set forth herein.

18.14                 COMMISSIONS

Each party represents to the other that it has not engaged the services of a broker or agent in connection with this transaction, save and except for CBRE Limited, who has been retained by the Tenant and whose remuneration shall paid by the Tenant save that the Landlord has agreed to contribute/pay the total sum of $37,675.00 to, it being understood that any and all other brokerage commissions or fees of any nature to be paid to CBRE with respect to this lease transaction (including without limitation any option to renew or extend exercised by the Tenant, any modifications to the terms of the Lease and/ or additional space leased by the Tenant) shall be borne exclusively by the Tenant to

Landlord’s complete exoneration and the Tenant shall indemnify and hold harmless the Landlord from any and all claims with respect thereto. The portion payable by the Landlord to CBRE shall be payable by the Landlord within 30 days of the Commencement Date, provide this Lease has been duly and fully executed by Landlord and Tenant and provided Tenant has taken possession of the Premises, has fully fixture and equipped them and is operating therefrom.

18.15                 GOOD FAITH NEGOTIATION AND REASONABLENESS

The Tenant recognizes having revised and having been explained the terms and conditions of this Lease, and that its essential stipulations have not been imposed by one of the parties but were freely discussed.

18.16                 LANGUAGE CLAUSE

The parties hereto have requested that the present agreement and all deeds, documents or notices relating thereto be drafted in the English language. Les parties aux présentes ont exigé que la présente convention et tout autre contrat, document ou avis afférent ou ancillaire aux présentes soient rédigés en langue anglaise.

18.17                 TENANT ALLOWANCE

Provided the Tenant is not then in default under the terms of this Lease, the Landlord will make available to the Tenant for the construction of Tenant’s leasehold improvements, subject to the Landlord’s acceptance of Tenant’s plans, a maximum amount of the sum of Four Hundred Thousand Dollars ($400,000.00) (the “Maximum Allowance”), to be applied towards the actual cost of constructing leasehold improvements within the Premises (the “Tenant’s Work”).

Within a period of 180 days as of the Commencement Date (the “Draw Period”), upon sixty (60) days’ prior written notice to the Landlord, the Tenant shall be entitled to draw upon the Maximum Allowance. As of the expiry of the Draw Period and for the remainder of the Initial Term, the annual Basic Rent shall be increased by, the total amount drawn by the Tenant (the “Allowance Drawn”), amortized on a straight-line basis over the balance of the Initial Term as of the expiry of the Draw Period, plus annual interest at the Prime Rate of interest charged by the Royal Bank of Canada as at the date thereof plus three percent, per annum (the aggregate of which is hereinafter referred to as the “Allowance”) such that the full amount of the Allowance, shall be reimbursed by the Tenant to Landlord prior to the expiry of the initial Term.

For clarity, prior to drawing on the Maximum Allowance, the Landlord must have reviewed and approved the plans and specifications of the Tenant’s Work and the total cost thereof. The Tenant may only draw on the Maximum Allowance and the amount will only be payable only upon;

(a)                                 the execution of this Lease by both Landlord and Tenant;

(b)                                 the execution by both Landlord and Tenant of a lease amending agreement prepared by the Landlord to confirm the new Basic Rent payable by Tenant;

(c)                                  copies of invoices paid by Tenant for Tenant’s Work, duly substantiating the total amount being drawn and the Allowance Drawn;

(d)                                 delivery of a statutory declaration from a senior officer of the Tenant, confirming that: (i) all Tenant’s Work has been completed and all accounts in respect of the Tenant’s Work have been paid in full; and (ii) the expiry of all lien/hypothec periods;

(e)                                  delivery to the Landlord of certificates evidencing the placement of insurance by the Tenant in accordance with this Lease; and

(f)                                   receipt by the Landlord of a written request from the Tenant for the Allowance Drawn.

18.18                 RIGHT OF FIRST OPPORTUNITY

Provided that (i) Provided the Tenant is in occupation of the whole of the Premises; (ii) the Tenant is not then in default under the terms of this Lease; and (iii) the Building is beneficially owned or controlled, directly or indirectly, by S. Rossy Investments Inc. or any member(s) of Mr. Larry Rossy’s immediate family, the Tenant shall have the right of First opportunity to lease the first space available in the Building, (the “Right of First Opportunity”) which Right of First Opportunity shall be exercisable as follows:

(a)                                 The Landlord shall give a notice to the Tenant (the “Landlord’s Notice”) of any space that will become available in the Building (the “Available Space”) and the Landlord shall not lease the Available Space to a third party within thirty (30) days from Landlord’s Notice, unless Tenant informs Landlord it is not exercising this Right of First Opportunity;

(b)                                 If Tenant wishes to avail itself of this Right of First Opportunity, the Tenant must send a written notice of exercise of Right of First Opportunity to the Landlord which must be received by Landlord within thirty (30) days of Landlord’s Notice. In such case, the Landlord and Tenant shall then have an additional thirty (30) days as of receipt of Tenant’s notice, to negotiate the business rental terms of the Available Space. Should an agreement between Landlord and Tenant not be reached within this thirty day period, then this Right of First Opportunity shall be null and void and the Landlord shall have the right to market and lease the Available Space with no further obligation to the Tenant, but on terms no more favourable than those which had been offered to the Tenant, unless within three (3) business days of notice from Landlord to Tenant setting out the terms and conditions at which the Additional Space is to be leased the Tenant has not confirmed to Landlord in writing to be received by Landlord within such three business days that Tenant is prepared to lease the Additional Space at the terms and conditions set out in Landlord’s notice, in which case, failing receipt of such notice, the Landlord shall have the right to lease the Available Space, without further obligation to the Tenant and without recourse by the Tenant.

18.19                 TERMINATION

Should the Tenant not exercise its Right of First Opportunity to lease the extra warehouse space, that is, the remainder of the Building, then the Landlord shall have the right to terminate this Lease with a twelve (12) months’ prior written notice, (the “Termination Notice”) it being agreed that the Termination Notice may not be given within the first two (2) years of the Initial Term. Upon the day following the expiry of the 12th month following the Termination Notice, the Lease shall expire, without recourse against the Landlord, it being agreed however that in the event of this case only, at the early expiry of the Initial Term, the Tenant shall no longer be obligated to reimburse the balance of the Allowance still owing to the Landlord.

18.19                 REASONABLENESS AND BACK-UP

The Landlord, and each person acting for the Landlord, in making a determination (including, unless otherwise provided in this Lease, a determination as to whether or not to grant any consent or approval required of it pursuant hereto), designation, calculation, estimate, conversion, or allocation under this Lease, will act reasonably and in good faith and each accountant, architect, engineer or surveyor, or other professional person employed or retained by the Landlord will act in accordance with the applicable principles and standards of the person’s profession.

Additionally, whenever the Landlord is required or has the option to make any determination, calculation, estimate or allocation, it shall provide the Tenant with all necessary back-up and supporting calculations.

18.20                 EXTERIOR GROUNDS AND PARKING

Throughout the Term and any renewal thereof, (i) the parking spaces (approximately 56 in total) in the area highlighted in yellow on Schedule “B” shall be marked as reserved for the Tenant’s exclusive use; (ii) the Tenant shall have exclusive use of the terrace areas adjacent to the Premises grid lined on Schedule “B”. The Tenant shall at its sole cost and expense and to Landlord’s complete exoneration see to the maintenance repair and replacement of the terrace areas.

IN WITNESS WHEREOF the parties have executed this Lease as at the date first hereinabove mentioned.

S. ROSSY INVESTMENTS INC.

Per:	/s/ Larry Rossy
Mr. Larry Rossy, President
Authorized Signatory

DAVIDsTEA INC.

Per:	/s/ Howard Tafler
Mr. Howard Tafler
Authorized Signatory

Per:	/s/ Herschel Segal
Mr. Herschel Segal
Authorized Signatory

SCHEDULE “A”

DESCRIPTION OF THE BUILDING

Lot 2 646 773 of the Cadastre of Quebec, Registration Division of Montreal

SCHEDULE “B”

FLOOR PLAN

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SCHEDULE “C”

DEFINITIONS

In this Lease the terms defined in this Schedule “C” are used with the meanings defined as follows:

1.                                      “Additional Rent” means any and all sums of money or other sums, amounts, costs, expenses and charges or increases therein (except Basic Rent) relating to the Premises, the business of the Tenant or the Building, for which the Tenant is responsible, in whole or in part, in accordance with this Lease,

2.                                      “Basic Rent” means the rent set out in Subsection 1.1.6 and payable in accordance with Article 4,

3.                                      “Basic Terms” means those terms set out in Section 1.1 some of which are more particularly defined in this Schedule “C”.

4.                                      “Building” means the lands legally described in Schedule “A” of this Lease, together with all buildings and improvements from time to time erected thereon and their appurtenances including without limitation, the building within which the Premises are located.

5.                                      “Commencement Date” of the Initial Term means the date set out in Paragraph 1.1.5(b).

6.                                      Intentionally deleted.

7.                                      “Fractional Share” means the product of the replacement costs and expenses of any capital replacement to the Building, the Premises or to any of the systems of the Building or the Premises, including without in any way restricting the foregoing, the Building’s HVAC system and/or sprinkler system, that are capital expenses by nature in accordance with generally accepted accounting principles, excluding any Structural Repairs and any costs, expenses, charges and any other amounts incurred by the Landlord in connection with its obligations under Section 10.11, multiplied by a fraction the numerator of which is the number of months between the day of the making of such replacement and tire date of termination of the Initial Term and the denominator of which is the number of months equal to the useful life of such replacement, it being understood that the Fractional Share will never exceed 100% of tire replacement costs and expenses. “Hazardous Substances” means any substance or contaminant deemed to be hazardous by any legal or regulatory authority.

8.                                      “Initial Term” means the period set out in Paragraph 1.1.5(a).

9.                                      “Interest Rate” means an annual rate equal to the aggregate of the prime rate publicly announced from time to time by the Landlord’s principal bankers from time to time as the reference rate for commercial demand loans made in Canadian funds plus three (3) percentage points.

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10.                               “Landlord’s Architect” means such independent architectural firm the Landlord may select from time to time.

11.                               “Landlord” means the party described in Subsection 1.1.1 and its successors and assigns.

12.                               “Landlord’s Insurance” means insurance placed by the Landlord pursuant to Section 9.2.

13.                               “Landlord’s Work” means the work, if any, for which the Landlord is responsible, as limitatively described in Schedule “E”.

14.                               “Lease” means this agreement and all amendments which are made thereto from time to time.

15.                               “Lease Year” means a twelve (12) month period the Landlord adopts for the operation of the Building, which is currently designated as a calendar year. The first Lease Year will commence on the Commencement Date of the Initial Term and expire on December 31 next following and the last Lease Year will commence on January 3 preceding the expiration date and terminate on the expiration date. The Landlord may change the Lease Year from time to time, but the Tenant will not be financially prejudiced as a result of the change.

16.                               “Mortgagee” means any mortgagee or hypothecary creditor from time to time of the Building or any part thereof.

17.                               “Notice” includes without limitation, requests, demands, designations, statements or other writings in this Lease required or permitted to be given by the Landlord to the Tenant or to the Landlord.

18.                               “Operating Costs” means (without duplication and without profit) all commercially reasonable costs, charges and expenses of operating, maintaining, repairing, replacing, supervising and managing the Building from time to time after the Commencement Date including all costs, charges and expenses relating to lighting and other utilities, cleaning, janitorial services, snow and refuse removal, supervising, policing and security. Landlord’s Insurance, operating and maintaining fixtures, machinery, equipment and building services for the Building, striping parking spaces and aisle-ways, landscaping maintenance, repairs and replacements, other than those which are necessary to remedy structural defects or faulty workmanship in construction of the Building, equipment used for cleaning, operating and maintaining the Building, public telephones, business taxes, place of business taxes and any other taxes levied in respect of or fairly attributable to the Building, supplies, office expenses and Building personnel wages and that portion of the payroll expenses for employees of the Landlord attributable to the Building, but there will not be included therein: the cost of any Structural Repairs other than those resulting from the acts, fault or negligence of the Tenant; debt service on any real security affecting the Building; costs and expenses incurred in connection with financing, refinancing or syndication of the Building; all broker, leasing agent or leasing consulting costs or commissions and the amounts paid by Landlord towards the cost of any tenant leasehold

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improvements or as to other forms of tenant inducements; any amounts recovered under warranties or guarantees (legal or contractual); marketing, advertising, market study or publicity expenses; bad debts; all costs or penalties incurred as a result of the Landlord’s default to respect its obligations under any security instrument affecting the Building; any item for which the Landlord has received compensation from insurance companies or for which the Landlord would have obtained compensation had it taken out insurance in conformity with the Lease; all amounts paid as a result of the gross negligence or fault of the Landlord or a person for whom the Landlord is in law responsible; legal fees in connection with title, sale, leasing (other than this Lease) or financing of the Building; any costs and expenses incurred for the removing or remedying of any Hazardous Substances or materials on or under the Building and any costs and expenses or correcting any violation of any law, ordinance, rule or regulation applicable to the Building provided the Tenant nor those for whom Tenant is responsible in law, is responsible for the presence of the Hazardous Substances or said violation; costs and expenses related to any expenses, renovations or additions to the Building (not the responsibility of Tenant under this Lease, the acts, fault or negligence of the Tenant or use of the Premises other than permitted by this Lease); all amounts for GST and QST paid by the Landlord for which it is entitled to a credit; ail recoveries which reduce expenses incurred by the Landlord in operating, repairing and maintaining the Building; any land transfer taxes payable in connection with the Building, other than in connection with this Lease. For the purposes of this Lease, notwithstanding anything to the contrary in this Lease, the Fractional Share any costs and expenses of a capital nature are included in Operating Costs.; repairs or maintenance specific to certain tenants; income taxes, tax on capital and on large corporation; ground rent (if any), depreciation on buildings or structures and permanent parts thereof; capital costs; net recoveries that reduce the expenses incurred by the Landlord in operating and maintaining the Building, which are received by the Landlord from tenants as a result of any act, omission, default or negligence of tenants or as the result of breaches by tenants of the provisions in their leases; net recoveries from charges, If any, for the use of the parking facilities of the Building, but only to the extent that the costs of maintaining and operating the parking facilities are included in Operating Costs; any management, administrative, supervisory or similar fees; costs incurred in connection with the enforcement of leases.

19.                               “Plans” means the build-out plans and specifications pertaining to the Tenant’s Work.

20.                               “Premises” means the “Building”.

21.                               “Property Taxes or Taxes” means all real property taxes, general, school, municipal, inter-municipal, and water and service taxes, surtaxes, taxes on non-residential immovable, local improvement charges, levies, rates and charges from time to time imposed in respect of the Building against immovable property by a lawful taxing authority, whether federal, provincial, municipal, school or other governmental authorities having jurisdiction as well as any and all of a similar nature added to or replacing any of the foregoing, assessed against or allocated to the Building, whether of the foregoing character or not and whether in existence at the Commencement Date or not. any such real property taxes levied or assessed against the Landlord or the owners on account of its interest in the Building or any part thereof, or their ownership thereof, as

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the case may be, the whole in accordance with Article 6 hereof, together with the cost of contesting or negotiating the same. Tenant shall not be responsible for penalties and interest relating to late payment of Property Taxes or Taxes.

22.                               “Proportionate Share or Tenant’s Proportionate Share” means a fraction, the numerator of which is the Floor Area of the Premises and the denominator of which is the Floor Area of the Building.

23.                               “Rent” or rent means any monies due or payable by the Tenant to the Landlord pursuant to this Lease, whether as Basic Rent, Additional Rent, or otherwise.

24.                               “Rent Commencement Date” means the Commencement Date.

25.                               “Rules and Regulations” means those rules and regulations attached to this Lease as Schedule “D” and alt reasonable and non-discriminatory amendments and additions thereto made by the Landlord in accordance with this Lease.

26.                               “Structural Repairs” means any repairs to the structure of the Building (including foundation and roof) required from time to time.

27.                               “Tenant” means the party or parties described in Subsection 1.1.2 and the permitted assignees thereof.

28.                               “Tenant’s Work” means the work for which the Tenant is responsible, including the work as described in Schedule “E”.

29.                               “Term” means the Initial Term.

30.                               “Transfer” means any and all assignment of this Lease, sublease of the whole or part of the Premises, granting of concessions or licenses by the Tenant with respect to the Premises, occupancy by any other person or change of corporate control of the Tenant.

31.                               “Year” means any period of twelve (12) consecutive months, the first of which shall commence on the Commencement Date of the Term.

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SCHEDULE “D’

RULES AND REGULATIONS

1.                                      REFUSE

(a)                                All trash, rubbish, waste material and other garbage will be kept within the Premises until the day of removal, such removal to be at the expense of the Tenant on a regular basis.

(b)                                 The Tenant will not burn any garbage in or about the Premises or anywhere within the Building.

(c)                                  If the Tenant’s garbage is of a deteriorating nature, creating offensive odours, the Tenant will utilize and maintain at its cost and expense refrigerated facilities as required by the Landlord.

(d)                                 In the event the Landlord considers necessary, or otherwise consents in writing to, the placing of the Tenant’s garbage outside the Premises, such garbage will be placed by the Tenant in containers approved by the Landlord but provided at the Tenant’s expense and kept at a location designated by the Landlord.

2.                                      OVERLOADING. SUSPENSION

The Tenant will not overload any floor of the Premises in excess of 100 pounds per square foot (live load).

3.                                      ELECTRICAL EQUIPMENT

(a)                                 The Tenant will at its sole cost and expense, install and maintain all necessary lighting fixtures, electrical equipment and wiring therefor in the Premises.

(b)                                 If the Tenant requires any electrical equipment which might overload the electrical facilities in the Premises, the Tenant will submit to the Landlord plans and specifications for work required to install and supply additional electrical facilities or equipment to prevent such overloadings, and will obtain the Landlord’s written approval to perform such work, such approval not to be unreasonably withheld and which will meet all the applicable regulations or requirements of any government or other competent authority, the Association of Insurance Underwriters and the Landlord’s insurers, all at the sole cost and expense of the Tenant.

4.                                      PLUMBING

No plumbing facilities will be used for any purpose other than that for which they were designed, and no foreign substance of any kind will be thrown therein, and the expense of any breakage, stoppage or damage resulting from a violation of this provision by the Tenant or by any person for whom the Tenant is responsible will be borne by the Tenant.

5.                                      HVAC OPERATION

The Tenant will operate its own heating, ventilating or air-conditioning equipment in such manner that there will be no indirect appropriation of heating or cooling from other portions of the Building.

6.                                      SIGNS, ADVERTISING, DISPLAY WINDOWS

(a)                                 INTENTIONALLY DELETED.

(b)                                 Subject to section 10.9, the Tenant will not install any exterior lighting, any aerial or mast, or make any change to the store front of the Premises, without the prior written consent of the Landlord, not to be unreasonably withheld or delayed.

7.                                      PESTS

If the Premises become infested with rodents, vermin or pests, the Tenant will promptly remedy the same at the Tenant’s cost.

8.                                      NOTICE OF ACCIDENT. DEFECTS

The Tenant will give immediate notice to the Landlord as soon as practicable in the circumstances in case of fire or accident in the Premises or of defects therein or to any fixtures or equipment thereon.

9.                                      EMERGENCY CONTACTS

The Tenant will provide the Landlord with the names, addresses and telephone numbers of two authorized employees of the Tenant who may be contacted by the Landlord in the event of an emergency relative to the Premises.

10.                               PERMITS. LICENCES

The Tenant alone will be responsible for obtaining, from the appropriate municipal authority having jurisdiction, a business licence for the operation of its business on the Premises.

11.                               FURTHER RULES AND REGULATIONS

For the general benefit and welfare of the Building and the tenants therein, the Landlord may at any time, from time to time amend these Rules and Regulations according to Section 10.6 of the lease, so as long such amendments are reasonable and non-discriminatory discriminatory (save between warehouse and office space).

2

SCHEDULE “E”

DESCRIPTION OF LANDLORD’S WORK AND TENANT’S WORK

The Tenant hereby recognizes having seen and visited the Premises, declares that he is satisfied therewith and accepts them in their present state and condition, on an “as is” basis. Tenant further recognizes and accepts that no work of any nature whatsoever other than the work set out hereinafter and defined as “Landlord’s Work”, shall be executed by the Landlord therein and ail work and/or material and equipment required for the Premises will be performed, provided and/or installed by the Tenant at its own expense (the “Tenant’s Work”).

Landlord’s Work

Landlord shall see to the following work:

•                  Verify and repair alt electrical, plumbing and mechanical equipment taking into consideration initial seasonal activation of the H.V.A.C and heating systems, and deliver the Premises in good working order;

•                  Clean the Premises;

•                  Replace any burnt light bulbs.